UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2016

MITEK SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35231	87-0418827
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification number)

600 B Street, Suite 100

San Diego, California 92101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (619) 269-6800

N/A

(Former name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2016, the Board of Directors (the “Board”) of Mitek Systems, Inc. (the “Company”), based upon the recommendation of the Compensation Committee of the Board, approved the Company’s executive bonus program for the fiscal year ending September 30, 2017 (the “2017 Plan”). Pursuant to the terms of the 2017 Plan, certain of the Company’s executives will be eligible to receive cash bonuses based upon the achievement of certain corporate and individual performance goals during the 2017 fiscal year. These bonuses are designed to attract, motivate, retain and reward the Company’s executives.

Under the 2017 Plan, the Chief Executive Officer (“CEO”) of the Company has a bonus target equal to 80% of his annualized salary and the Chief Financial Officer (“CFO”) of the Company has a bonus target equal to 50% of his annualized salary. Up to 75% of the bonus target for both the CEO and CFO is based upon achievement of two financial metrics (revenue and non-GAAP net income) and the remaining 25% of the bonus target is based upon achievement of certain individual performance goals. The maximum bonus payable to the Company’s CEO and CFO is 150% of their respective bonus targets.

Under the 2017 Plan, one of our General Managers (“GM”) (formerly our Chief Revenue Officer) has an annual bonus target equal to 100% of his annualized salary. Up to 87.5% of the bonus target is based upon achievement of certain financial metrics (revenue and non-GAAP net income) and the remaining 12.5% of the bonus target is based upon achievement of certain individual performance goals. The GM’s bonus will be paid quarterly based upon achievement of goals. The maximum bonus payable to the GM is 150% of his bonus target.

The foregoing description is intended only as a summary of the material terms of the 2017 Plan and is qualified in its entirety by reference to the text of the 2017 Plan, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Mitek Systems, Inc. Executive Bonus Program Fiscal 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

By:	/s/ Russell C. Clark
Russell C. Clark
Chief Financial Officer

Date: November 18, 2016